------------------------                            ---------------------------
      FORM 4                                             OMB APPROVAL
------------------------                            ---------------------------
                                                     OMB Number:3235-0287
_  Check this box if no                           ---------------------------
   longer subject to                                 Expires: January 31, 2005
   Section 16.  Form 4                              ---------------------------
   or form 5 obligations                             Estimated average burden
   may continue. See                                 hours per response...0.5
   Instruction 1(b).                                ---------------------------



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                     ---------------------------------------
                              WASHINGTON, DC 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                  --------------------------------------------

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Krill                             Katherine              L.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                c/o AnnTaylor Stores Corporation
                142 West 57th Street
--------------------------------------------------------------------------------
                                    (Street)

   New York                          NY                  10019
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


        AnnTaylor Stores Corporation (ANN)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person(Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

        May 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)
          President - AnnTaylor Loft

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                 4.
                                                 Securities Acquired (A)
                               3.                or Disposed of (D)                                                    7.
                               Transaction       (Instr. 3, 4 and 5)       5.                        6.                Nature of
1.            2.               Code              ----------------------    Amount of Securities      Ownership Form:   Indirect
Title of      Transaction      (Instr. 8)                  (A)             Beneficially Owned        Direct (D) or     Beneficial
Security      Date             ---------------             or              at End of Month           Indirect (I)      Ownership
(Instr. 3)    (Month/Day/Year) Code        V     Amount    (D)   Price     (Instr. 3 and 4)          (Instr. 4)        (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock  5/3/2002         F           V     3,337     D     $29.38                              D
                                                 See             See
                                                 Note 1          Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock  5/17/2002        M                 5,625     A     $10.33                              D
                                                 See             See
                                                 Note 1          Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock  5/17/2002        S                 5,625     D     $32.33                              D
                                                 See             See
                                                 Note 1          Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock  5/17/2002        M                 9,000     A     $15.96                              D
                                                 See             See
                                                 Note 1          Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock  5/17/2002        S                 9,000     D     $32.33    36,315                    D
                                                 See             See       See
                                                 Note 1          Note 1    Note 1
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Note 1:  Reflects post 3-for-2 stock split number.

                            (Print or Type Response)                      (Over)
                                                                SEC 2270 (10-94)

--------------------------------------------------------------------------------

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ities    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Bene-    direct
                    Price    Trans-   action   or Disposed   Expiration        ----------------  Deriv-   Owned     ficially Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    Owned    ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        at End   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     of Month ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option        $10.33   5/17/02  M               5,625  See      4/21/08  Common    5,625            0         D
 (right to buy)     See                               See    Note a            Stock     See
                    Note 1                            Note 1                             Note 1
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option        $15.96   5/17/02  M               9,000  See      3/10/10  Common    9,000            9,000     D
 (right to buy)     See                               See    Note b            Stock     See              See
                    Note 1                            Note 1                             Note 1           Note 1

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:
Note 1:  Reflects post 3-for-2 stock split number.
Note a: The Option vested in four equal installments on April 21 of 1999, 2000, 2001 and 2002.
Note b: The Option vests in four equal installments on March 10 of 2001, 2002, 2003 and 2004.


      /s/Katherine L. Krill                                   6/6/2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



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